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                                                                    Exhibit 23.0

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
EFC Bancorp, Inc.


     We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-68743) of EFC Bancorp, Inc. of our report dated February 26, 1999, relating to the consolidated balance sheets of EFC Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of EFC Bancorp, Inc.


                                                     /s/  KPMG LLP

Chicago, Illinois
March 25, 1999